Exhibit 4.3

DESCRIPTION OF COMMON SHARES

American States Water Company (“AWR”) is currently authorized to issue 60,000,000 common shares. AWR has no other class of equity securities outstanding.

Information on the number of common shares outstanding may be found in AWR’s most recent Form 10-K or Form 10-Q filing. A general summary of the rights and obligations of AWR’s common shares is set forth below. More detailed information regarding these rights and obligations may be found in AWR’s Articles of Incorporation and Bylaws listed as Exhibit 3.3 and 3.1, respectively, in AWR’s most recent Form 10-K or Form 10-Q filed with the Securities and Exchange Commission and in Division I of the California Corporations Code.

Dividends

Common shareholders are entitled to receive such dividends as may be declared by the board of directors of AWR out of funds legally available therefor.  AWR’s articles of incorporation do not restrict its ability to pay dividends.  AWR is not subject to any contractual restrictions on its ability to pay dividends except the requirement in its credit facilities to maintain compliance with all covenants.

AWR currently obtain funds to pay dividends on its common shares principally from dividends paid by its subsidiaries.  None of the subsidiaries of AWR are subject to any contractual restrictions on its ability to pay dividends except restrictions on Golden State Water Company (“GSWC”) to make scheduled payments on its debt and otherwise comply with the terms of its debt before it pays dividends to AWR.  AWR’s ability to pay dividends to common shareholders and the ability of its subsidiaries to pay dividends are also generally subject to restrictions imposed by the laws of the state in which the subsidiary is incorporated. Additional information on these restrictions can be found in AWR’s most recent Form 10-K or 10-Q filing with the Securities and Exchange Commission.

AWR has paid cash dividends on its common shares quarterly since its formation as a holding company in 1998.  Prior to this, GSWC had paid dividends on its common shares since 1931.  AWR intends to continue its practice of paying quarterly cash dividends.  However, the payment, amount and timing of dividends are dependent upon future earnings, the financial requirements of AWR and its subsidiaries and other factors considered relevant by its board of directors.

Board of Directors

 The board of directors of AWR is classified. Under the terms of the articles of incorporation of AWR, the authorized number of directors must be at least six but no more than 11. If the authorized number of directors is less than nine, the board will be divided into two classes. If the authorized number of directors is more than nine, the board will be classified into three classes. If AWR’s common shares cease to be listed on the New York Stock Exchange, its board will no longer be classified. The board is currently divided into three classes. One class of directors is elected annually.

Each class of the board must be approximately equal in size to the other class. However, in the event that there is a change in the authorized number of directors, each continuing director will continue as a director of the class to which he or she is a member until the expiration of his or her term or his or her prior death, resignation or removal as permitted by California law.

Proper Business for Shareholder Meetings

In order for a shareholder to bring business before a shareholders’ meeting that is not included in the notice of meeting or in a shareholder proposal properly brought before the meeting in compliance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, the shareholder must give timely notice to the Secretary of AWR and be a record owner of AWR’s common shares at the time of giving such notice. The notice must include a brief description of the matter to be brought before the meeting and the reasons for doing so, the name and address of the owner of the common shares and the beneficial owner thereof, the number of shares on whose behalf the proposal is being made and a description of the material interest, if any, on whose behalf the proposal is being made. In order for a notice to be timely, it must be given not less than 75 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting if the notice is for an annual meeting. If the annual meeting is delayed by more than 30 days, from the anniversary date of the annual meeting, a notice will be timely if received within ten days following the date on which notice of the meeting was mailed to shareholders or public disclosure of the date of the annual meeting is made. In order to be timely for a special meeting, the notice must be received by AWR no later than the date on which the meeting is called or the date of receipt of a valid request to call a special meeting.

Voting Rights

Each common shareholder is entitled to one vote per share.  Under California law, common shareholders have cumulative voting rights with respect to the election of directors, if certain conditions are met. The procedures established by California law for triggering cumulative voting rights are described in AWR’s most recent proxy statement filed with the SEC. Cumulative voting benefits minority shareholders if they are able to join together to cast all of their votes for a single candidate. On the other hand, it reduces the clout of a group of shareholders that desire to elect a new slate of directors in opposition to the current board of directors and management.

AWR may not take any of the following actions without the approval of a majority of the Continuing Directors or a vote of 66 2/3% of the outstanding shares of AWR:

(a)	Subject to clause (c) below, sell, convey, lease or otherwise dispose of all or substantially all of its assets, property, assets or business;

(b)	Approve the sale, conveyance, lease or other disposition by any subsidiary of AWR of all or substantially all of the assets, property or business of the subsidiary;

(c)
Sell transfer, convey or otherwise dispose of more than a majority of the outstanding capital stock of a subsidiary if such subsidiary holds 50% or more of the consolidated assets of AWR, other than to an entity the majority of the voting power of the capital stock or equity interest of which is owned and controlled by AWR;

(d)
Consolidate or merge with or into any other corporation or other business entity, except, if immediately after such consolidation or merger, the shareholders of AWR immediately prior to such consolidation or merger will own more than 60% of the voting power of the outstanding capital stock or other equity interests of the surviving entity; or

(e)
Approve the consolidation or merger of any subsidiary of AWR with or into any other corporation or business entity if such subsidiary holds assets accounting for 50% or more of AWR’s consolidated assets.

A “Continuing Director” means any member of the board who is not an Acquiring Person or an affiliate or associate of an Acquiring Person or a representative of either of them and either was a member of the board prior to the time any person became an Acquiring Person or, if the person became a member of the board subsequent to the time any person became an Acquiring Person, such member was recommended or approved by a majority of the Continuing Directors. An ”Acquiring Person” is a person who, either alone, or together with all associates and affiliates of such person, are owners of 20% or more of AWR’s common shares, unless such person is an Exempt Person. An “Exempt Perso” is any majority owned subsidiary of AWR or any employee benefit or stock plan of AWR or any trust established or holding shares for such a plan.

Amendments to Articles of Incorporation and Bylaws

Under California law, except as otherwise provided in AWR’s articles of incorporation, an amendment may be approved to AWR’s articles of incorporation by a majority of the outstanding common shares of AWR and a majority of the members of the board of directors, and an amendment may generally only be approved to AWR’s bylaws by either a majority of the outstanding common shares of AWR or a majority of the members of the board of directors. Under AWR’s articles of incorporation, the provisions of AWR’s articles of incorporation relating to the classification of directors, acquisitions and dispositions of the type described above in the second paragraph under “Voting Rights” and the amendment provisions of the articles of incorporation and the provisions of AWR’s bylaws relating to proper business to be brought before shareholder meetings may only be approved by a majority of the members of the Board of Directors and 66 2/3% of the outstanding shares of AWR.

Other Matters

Upon the liquidation, dissolution or winding up of AWR, AWR will ratably distribute its assets legally available for distribution to holders of its common shares.  Common shareholders have no preemptive or other subscription or conversion rights and no liability for further calls upon their shares.  The common shares are not subject to assessment.

 AWR has the right to issue preferred shares under its articles of incorporation. No preferred shares are currently outstanding. If preferred shares are issued by AWR, the rights of the common shareholders would be subject to the rights, preferences and privileges of the preferred shares.

The common shares are listed on the New York Stock Exchange under the symbol “AWR.”  The transfer agent and registrar for AWR’s common shares is Computershare Investor Services.  Common shareholders may participate in AWR’s common share purchase and dividend reinvestment plan.